Exhibit 99.1

UNITED ONLINE REPORTS FOURTH-QUARTER

AND FISCAL 2003 RESULTS

Fourth-Quarter Revenues Grow 47% Over Prior-Year Quarter

Pay Subscribers Grow by 172,000 During Quarter to 2.9 Million

Accelerated Dial-Up Subscriptions Grow by 226,000 During Quarter to 638,000

WESTLAKE VILLAGE, Calif., February 4, 2004 – United Online, Inc. (Nasdaq: UNTD), the nation’s leading provider of value-priced Internet access services, today reported results for its fourth quarter and fiscal year ended December 31, 2003.  The company recently changed its fiscal year end from June 30 to December 31.

Summary of December 2003 Quarter Results:

•                  Total revenues for the quarter were a record $96.9 million, up 47% versus $65.8 million for the year-ago quarter.

•                  Total pay subscribers(1) increased by a net 172,000 during the quarter, reaching a record 2.9 million at December 31, 2003.  Total active users(1), including users of the company’s free services, totaled 5.3 million at December 31, 2003.

•                  Approximately 22% of total pay subscribers at December 31, 2003 also subscribed to one or more of the company’s add-on services, including accelerated dial-up and premium email services.  Revenue Generating Units(2) (RGUs) grew by a net 403,000, including 226,000 accelerated dial-up subscriptions during the quarter, reaching 3.5 million at December 31, 2003.  RGUs include total pay subscribers and add-on subscription services.

•                  Operating income for the quarter was a record $18.9 million, or 19.5% of revenues, more than a four-fold increase versus operating income of $4.2 million, or 6.3% of revenues, in the year-ago quarter.

•                  Operating income before depreciation and amortization (or “OIBDA”)(3) for the quarter was a record $24.4 million, or 25.2% of revenues, an increase of 114% versus adjusted OIBDA(3) of $11.4 million, or 17.3% of revenues, in the year-ago quarter.

•                  Net income for the quarter was $24.4 million, or $0.35 per share, which included a tax benefit of $12.3 million, or $0.18 per share, related to the recognition of a portion of the company’s deferred tax assets.(4)  Excluding this benefit, net income for the December 2003 quarter increased 158% to a record $12.1 million, or $0.18 per share, versus $4.7 million, or $0.07 per share, for the year-ago quarter.

•                  Adjusted net income(5) for the quarter, excluding the aforementioned tax benefit, was a record $14.5 million, or $0.21 per share, an increase of 65% versus adjusted net income of $8.8 million, or $0.13 per share, for the year-ago quarter.  Adjusted net income is calculated in a manner consistent with the analyst consensus estimate as reported by First Call.

•                  The year-to-year comparability of net income and adjusted net income, excluding the aforementioned tax benefit, was impacted by an effective tax rate of approximately 40% in the December 2003 quarter versus approximately 10% in the year-ago quarter.(4)

•                  Cash flows from operations were a record $29.0 million for the quarter, versus $21.3 million for the year-ago quarter.

•                  Free cash flow(6) for the quarter was a record $25.5 million, versus $19.2 million for the year-ago quarter.

Summary of Results for the Year Ended December 31, 2003:

•                  Total revenues for 2003 were a record $339.2 million, up 48% versus $229.2 million for the prior year.

•                  Pay subscribers(1) grew by a record 716,000, or 33%, during 2003.

•                  RGUs(2) increased by 1.36 million, or 62%, during 2003.

•                  Operating income for 2003 was a record $49.5 million versus an operating loss of ($7.3) million for the prior year.

•                  Adjusted OIBDA(3) for 2003 was a record $73.5 million, or 21.7% of revenues, an increase of 131% versus adjusted OIBDA of $31.9 million, or 13.9% of revenues, for 2002.

•                  Net income for 2003 was $54.9 million, or $0.80 per share, which included a tax benefit of $16.6 million, or $0.24 per share, related to the recognition of a portion of the company’s deferred tax assets.(4)  Excluding this benefit, net income for 2003 was a record $38.3 million, or $0.56 per share, versus a net loss of ($3.7) million, or ($0.06) per share, for the prior year.

•                  Adjusted net income(5) for 2003, excluding the aforementioned tax benefit, was a record $51.1 million, or $0.74 per share, an increase of 156% versus adjusted net income of $19.9 million, or $0.30 per share, for 2002.  Adjusted net income is calculated in a manner consistent with the analyst consensus estimate as reported by First Call.

•                  The year-to-year comparability of net income and adjusted net income, excluding the aforementioned tax benefit, was impacted by an effective tax rate of approximately 30% in 2003 versus a negligible tax rate in the prior year.(4)

•                  Cash flows from operations were a record $83.5 million for 2003, an 83% increase versus $45.7 million for the prior year.

•                  Free cash flow(6) for 2003 was a record $77.0 million, up 79% versus $42.9 million for 2002.

“The past year has been one of exceptional growth and success for United Online, ending 2003 with another quarter of strong pay subscriber gains, record new accelerated dial-up subscriptions and record profitability,” said Mark R. Goldston, chairman, CEO and president of United Online.  “We achieved many impressive milestones in 2003, including growing our accelerated dial-up services to 638,000 pay subscriptions in just over nine months, expanding our billable services margin to over 73% in the fourth quarter, and generating $77 million of free cash flow for the year.  As we enter 2004, we are very excited about the long-term prospects for United Online and the value-priced Internet access segment that we dominate.”

“United Online’s financial results this quarter reflect outstanding performance across our entire business,” said Charles S. Hilliard, executive vice president and CFO of United Online.  “The powerful combination of pay subscriber and add-on subscription growth drove strong billable services revenues, while advertising revenues benefited from an improving online market and the implementation of our new search agreement.  We are pleased to introduce our 2004 business outlook which, at its midpoint, anticipates more than 40% growth in adjusted OIBDA, reflecting our confidence in the continued growth opportunities for United Online.”

Additional Highlights of the December 2003 Quarter:

•                  Billable services revenues were a record $88.0 million in the December 2003 quarter, or 91% of total revenues, an increase of 51% versus $58.1 million, or 88% of total revenues, for the December 2002 quarter.

•                  Billable services margin(7) was a record 73.5% for the December 2003 quarter, up from 62.2% for the year-ago quarter.

•                  Annualized revenue per average employee(8) was a record $787,000 for the December 2003 quarter, up  29% versus $609,000 for the December 2002 quarter.

•                  Cash balances at December 31, 2003 were $203.7 million, including cash, cash equivalents and short-term investments.  The company recently added to its financial flexibility by obtaining a one-year, $25 million unsecured revolving credit facility.  No amounts were outstanding under the facility and the company had no long-term debt at December 31, 2003.

•                  The company repurchased 2.02 million shares of its common stock at an aggregate cost of $40.0 million during the December 2003 quarter.  Since the inception of its common stock repurchase program in March 2001, the company has repurchased 4.1 million shares of its common stock at an aggregate cost of $51.3 million.  Under the company’s existing stock repurchase plan, which expires on July 31, 2004, it can repurchase up to an additional $48.7 million of its common stock.

•                  In November 2003, the company announced a three-year extension of its agreement with Overture Services to provide sponsored search results to the United Online properties under the heading “Powered by Yahoo! Search.”  In addition to providing its branding, Yahoo! Inc., the parent company of Overture, will provide its own algorithmic Web search results, further enhancing the user experience.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this release.  United Online does not intend to revise or update this information and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected.  Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.”  These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Following is the company’s current guidance for the March 2004 quarter and the year ending December 31, 2004:

(in millions)	Mar’04 Q Est.	CY 2004 Est.
Operating income	$14.2 - $15.2	$69.3 - $77.3
Depreciation & amortization	5.6	22.9
Facility exit costs	3.7	5.2
Stock-based charges	0.5	2.6
Adjusted operating income before depreciation and amortization(3)	$24.0 - $25.0	$100.0 -$108.0

Weighted average diluted shares	70.0 - 70.5	71.0 - 72.0

•                  Total revenues for the March 2004 quarter are estimated to be between $101 million and $103 million.

•                  Billable services margin(7) in the March 2004 quarter is projected to be approximately equal to the 73.5% achieved in the December 2003 quarter.

•                  The company estimates that total pay subscribers will increase to between 3.3 million and 3.5 million by December 31, 2004.

•                  As noted above, while the timing and amounts remain uncertain, the company anticipates incurring facility exit costs associated with the relocation of its Westlake Village headquarters, which will remain in Southern California.

(1) Total pay subscribers now include, in addition to Internet access subscribers, non-access premium email subscribers.  Active users are defined as all free users that logged on to our services at least once during the preceding 31 days, together with all subscribers to a billable service.

(2) A revenue generating unit (RGU) represents a unique subscription to any individual pay service offered by the company.  Internet access, accelerated dial-up and premium email subscriptions represent separate RGUs.  For example, a subscriber to the company’s accelerated dial-up access service who also subscribes to a premium email service is counted as three subscriptions (one for Internet access, one for accelerated dial-up and one for premium email).  The company currently offers its accelerated dial-up service bundled with standard Internet access only.  A detailed calculation of RGUs is provided in the tables accompanying this release.

(3) Adjusted operating income before depreciation and amortization is defined as operating income before depreciation, amortization and, in certain periods as reflected in the accompanying tables, stock-based charges, restructuring and merger-related costs, facility exit costs, and other income.  Management believes that because operating income before depreciation and amortization and adjusted operating income before depreciation and amortization exclude certain items that either do not impact the company’s cash flows or which management believes are not reflective of the company’s core operating results over time, these measures provide investors with additional useful information to measure the company’s performance, particularly with respect to changes in performance from period to period, and to assess the company’s ability to make capital expenditures, fund working capital requirements, incur and repay indebtedness, and fund strategic initiatives.  Management also uses operating income before depreciation and amortization and adjusted operating income before depreciation and amortization for these purposes, as well as to allocate resources in managing the company’s business.  Operating income before depreciation and amortization and adjusted operating income before depreciation and amortization are not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.   Reconciliations to the most directly comparable GAAP financial measure are provided in the tables that follow this text.

(4) The company has potential future tax benefits, or deferred tax assets, associated with historical net operating losses that, because they were fully reserved by a valuation allowance, were not previously reported on its balance sheet.  In the June 2003 and December 2003 quarters, the company released portions of the valuation allowance, which has resulted in (i) the recognition of a portion of its net deferred tax assets on its balance sheet, (ii) the recording of a tax benefit on its income statement in the June 2003 and December 2003 quarters, (iii) an increase in its effective tax rate beginning in the September 2003 quarter, and (iv) an adjustment to goodwill in the December 2003 quarter reflecting the recognition of deferred tax assets associated with Juno Online Services prior to the merger.  It is reasonably possible that the company will release all, or a portion, of the remaining valuation allowance in the near term. Any such release would result in recording a tax benefit that would increase net income in the period the allowance was released.  Neither the tax benefit from the release nor the increase in the effective tax rate have impacted, or will impact, the amount of cash paid for income taxes.

(5) Adjusted net income is defined as net income (loss) before the after-tax effect of amortization of intangible assets, stock-based charges, restructuring and merger-related costs, other income, and in the June 2003 and December 2003 quarters the tax benefit related to the recognition of a portion of the company’s deferred tax assets.  Management believes that adjusted net income provides investors with additional useful information to measure the company’s financial performance, particularly from period to period, exclusive of certain non-cash expenses and other items which management believes are not reflective of the company’s core operating results over time.  Management also uses adjusted net income for these purposes.  Adjusted net income is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  Reconciliations to the most directly comparable GAAP financial measure are provided in the tables that follow this text.

(6) Free cash flow is defined as net cash provided by operating activities before cash paid for restructuring and merger-related costs, less capital expenditures.  Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets, and excludes the cash impact of items which management believes are not reflective of the company’s core operating results over time.  This measure is used by management, and may also be useful for investors, to assess the company’s ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, effecting potential acquisitions, strengthening the balance sheet, and effecting share repurchases.  Free cash flow is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.   Reconciliations to the most directly comparable GAAP financial measure are provided in the tables that follow this text.

(7) Billable services margin represents billable services revenues less cost of billable services divided by billable services revenues.

(8) Annualized revenue per average employee represents annualized total revenues for the period divided by the average number of employees during that period.

About United Online

United Online, Inc. (Nasdaq: UNTD) is the nation’s leading provider of value-priced Internet access services through its NetZero, Juno and BlueLight consumer brands.  The company’s standard services are offered at less than half the standard monthly premium dial-up access prices of its major competitors and are available in more than 6,500 cities across the United States and in Canada.  At December 31, 2003, United Online had 499 employees worldwide.

The company is headquartered in Westlake Village, CA, with offices in New York City, San Francisco and Hyderabad, India.  For more information about United Online and its Internet access services, please visit www.untd.com.

United Online will be hosting a conference call today at 8:00AM PDT (11:00AM EDT) to discuss its quarterly results.  A live Web cast of the call can be accessed on the Investors section of the company’s Web site at www.untd.com.  A recording of the call will be available on the site for seven days.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Statements containing words such as “guidance,” “may,” “believe,” “will,” “expect,” “project,” “projections,” “business outlook” and “estimate” or similar expressions constitute forward-looking statements.  These statements include, without limitation, guidance for future financial performance; growth in pay subscribers; weighted average diluted shares; depreciation and amortization; facility exit costs; and future tax rates and benefits.  Actual results may differ materially from those predicted and reported results should not be considered an indication of future performance.  Potential risks and uncertainties include, among others: the effect of competition, including adoption of broadband services and changes in pricing by us or our competitors; the company’s inability to retain its existing subscribers and the rate at which new subscribers sign up for the company’s services; changes in the mix of our subscribers, particularly subscribers to our accelerated dial-up services; changes in the projected number of weighted average diluted shares due to the issuance of stock and stock options, stock repurchases, fluctuations in the company’s stock price or other factors; changes in the projected amortization and depreciation figures due to capital spending or other factors; unanticipated usage by subscribers, additional telecommunications costs or other factors negatively impacting our billable services margin; changes in our free user base; the company’s inability to realize the benefits of its deferred tax assets; the company’s inability to maintain its agreements with telecommunications providers on attractive terms; problems associated with the company’s billing systems; the company’s inability to retain key customers and key personnel; unanticipated technological problems or developments; risks associated with litigation; and unanticipated governmental regulation. More information about potential factors that could affect the company’s business and financial results is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including without limitation information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

- TABLES TO FOLLOW -

Investor Contact:

Brent Zimmerman

United Online, Inc.

805-418-2350

investor@untd.com

Press Contacts:

Liz Gengl

United Online, Inc.

805-418-2076

pr@untd.com

Peter Delgrosso

United Online, Inc.

805-418-2388

pr@untd.com

UNITED ONLINE, INC.

Unaudited Condensed Consolidated Balance Sheets

	December 31, 2003	December 31, 2002

ASSETS
Cash, cash equivalents and short-term investments	$203,723	$159,780
Restricted cash	—	811
Accounts receivable, net	14,065	11,312
Deferred tax assets, net	26,373	—
Property and equipment, net	13,428	13,303
Goodwill and intangible assets, net	40,268	57,521
Other assets	10,022	7,064
Total assets	$307,879	$249,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$31,388	$25,906
Accrued liabilities	14,028	13,120
Deferred revenue	24,639	20,157
Capital leases	—	748
Total liabilities	70,055	59,931

Stockholders’ equity	237,824	189,860

Total liabilities and stockholders’ equity	$307,879	$249,791

UNITED ONLINE, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Billable services	$87,993	$58,149	$306,086	$201,650
Advertising and commerce	8,955	7,651	33,079	27,578
Total revenues	96,948	65,800	339,165	229,228

Operating expenses:
Cost of billable services	23,285	21,990	92,785	85,375
Cost of free services	1,869	3,161	9,659	18,048
Sales and marketing	36,587	19,863	120,619	62,752
Product development	5,368	5,740	21,881	24,359
General and administrative	7,014	7,087	29,087	26,298
Restructuring charges	—	—	(215)	1,793
Amortization of intangible assets	3,964	3,798	15,856	17,853
Total operating expenses	78,087	61,639	289,672	236,478

Operating income (loss)	18,861	4,161	49,493	(7,250)

Interest income, net	1,224	1,073	4,636	4,187
Other income, net	—	—	—	58

Income (loss) before income taxes	20,085	5,234	54,129	(3,005)

Provision (benefit) for income taxes	(4,340)	523	(754)	692

Net income (loss)	$24,425	$4,711	$54,883	$(3,697)

Basic net income (loss) per share	$0.38	$0.08	$0.87	$(0.06)
Diluted net income (loss) per share	$0.35	$0.07	$0.80	$(0.06)

Shares used to calculate basic income (loss) per share	64,166	61,406	63,369	59,936
Shares used to calculate diluted income (loss) per share	68,878	66,845	68,752	59,936
Shares outstanding at end of period	63,944	62,646	63,944	62,646

UNITED ONLINE, INC.

Unaudited Condensed Consolidated Cash Flow Statements

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss):	$24,425	$4,711	$54,883	$(3,697)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and stock-based charges	5,545	6,881	23,809	36,136
Deferred taxes, tax benefits and other	(4,396)	318	(446)	1,402
Change in operating assets and liabilities (excluding the effects of acquisitions):
Restricted cash	700	531	811	5,816
Accounts receivable	(1,310)	(1,203)	(2,753)	(904)
Other assets	(302)	641	(3,708)	3,151
Accounts payable and accrued liabilities	3,945	8,680	6,386	2,856
Deferred revenue	382	763	4,482	963
Net cash provided by operating activities	28,989	21,322	83,464	45,723

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(44,308)	(7,575)	(93,687)	(89,239)
Proceeds from maturities of short-term investments	46,947	10,000	55,602	60,491
Cash paid for acquisitions, net of cash acquired	—	(7,327)	—	(8,327)
Proceeds from sale of cost-basis investment	—	—	750	—
Purchases of property and equipment	(3,482)	(2,156)	(8,425)	(3,662)
Proceeds from sales of assets, net	—	—	—	(179)
Net cash used for investing activities	(843)	(7,058)	(45,760)	(40,916)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable and capital leases	(12)	(1,118)	(696)	(5,113)
Repayments of notes receivable from shareholders	—	28	1,597	62
Proceeds from employee stock purchase plan	1,679	843	2,698	1,248
Common stock repurchases	(40,002)	—	(45,614)	(4,669)
Proceeds from exercises of stock options	951	2,636	12,244	6,619
Net cash provided by (used for) financing activities	(37,384)	2,389	(29,771)	(1,853)

Change in cash and cash equivalents	(9,238)	16,653	7,933	2,954
Cash and cash equivalents, beginning of period	80,472	46,648	63,301	60,347
Cash and cash equivalents, end of period	$71,234	$63,301	$71,234	$63,301

UNITED ONLINE, INC.

Reconciliation of Net Income to Adjusted Net Income (5)

(in thousands, except per-share data)

	Three Months Ended December 31, 2003				Three Months Ended December 31, 2002
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Revenues:
Billable services	$87,993	$—		$87,993	$58,149	$—		$58,149
Advertising and commerce	8,955	—		8,955	7,651	—		7,651
Total revenues	96,948	—		96,948	65,800	—		65,800
Operating expenses:
Cost of billable services	23,285	—		23,285	21,990	(38	)(a)	21,952
Cost of free services	1,869	—		1,869	3,161	—		3,161
Sales and marketing	36,587	—		36,587	19,863	(38	)(a)	19,825
Product development	5,368	—		5,368	5,740	(209	)(a)	5,531
General and administrative	7,014	—		7,014	7,087	(90	)(a)	6,997
Restructuring charges	—	—		—	—	—		—
Amortization of intangible assets	3,964	(3,964	)(b)	—	3,798	(3,798	)(b)	—
Total operating expenses	78,087	(3,964)		74,123	61,639	(4,173)		57,466

Operating income	18,861	3,964		22,825	4,161	4,173		8,334

Interest income, net	1,224	—		1,224	1,073	—		1,073

Income before income taxes	20,085	3,964		24,049	5,234	4,173		9,407

Provision (benefit) for income taxes	(4,340)	13,883	(c)	9,543	523	68	(c)	591

Net income	$24,425	$(9,919)		$14,506	$4,711	$4,105		$8,816

Basic net income per share	$0.38			$0.23	$0.08			$0.14
Diluted net income per share	$0.35			$0.21	$0.07			$0.13

Shares used to calculate basic income per share	64,166			64,166	61,406			61,406
Shares used to calculate diluted income per share	68,878			68,878	66,845			66,845
Shares outstanding at end of period	63,944			63,944	62,646			62,646

(a)  Elimination of amortization of stock-based charges of $29 and merger-related charges of $346.

(b)  Elimination of amortization of intangible assets.

(c)  Elimination of benefit recognized for deferred tax assets and income tax effect of adjusting entries.

UNITED ONLINE, INC.

Reconciliation of Net Income (Loss) to Adjusted Net Income (5)

(in thousands, except per-share data)

	Year Ended December 31, 2003				Year Ended December 31, 2002
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Revenues:
Billable services	$306,086	$—		$306,086	$201,650	$—		$201,650
Advertising and commerce	33,079	—		33,079	27,578	—		27,578
Total revenues	339,165	—		339,165	229,228	—		229,228
Operating expenses:
Cost of billable services	92,785	(41	)(a)	92,744	85,375	(180	)(a)	85,195
Cost of free services	9,659	—		9,659	18,048	—		18,048
Sales and marketing	120,619	(34	)(a)	120,585	62,752	(852	)(a)	61,900
Product development	21,881	(267	)(a)	21,614	24,359	(1,628	)(a)	22,731
General and administrative	29,087	(134	)(a)	28,953	26,298	(1,437	)(a)	24,861
Restructuring charges	(215)	215	(b)	—	1,793	(1,793	)(b)	—
Amortization of intangible assets	15,856	(15,856	)(c)	—	17,853	(17,853	)(c)	—
Total operating expenses	289,672	(16,117)		273,555	236,478	(23,743)		212,735

Operating income (loss)	49,493	16,117		65,610	(7,250)	23,743		16,493

Interest income, net	4,636	—		4,636	4,187	—		4,187
Other income, net	—	—		—	58	(58	)(d)	—

Income (loss) before income taxes	54,129	16,117		70,246	(3,005)	23,685		20,680

Provision (benefit) for income taxes	(754)	19,944	(e)	19,190	692	68	(e)	760

Net income (loss)	$54,883	$(3,827)		$51,056	$(3,697)	$23,617		$19,920

Basic net income (loss) per share	$0.87			$0.81	$(0.06)			$0.33
Diluted net income (loss) per share	$0.80			$0.74	$(0.06)			$0.30

Shares used to calculate basic income (loss) per share	63,369			63,369	59,936			59,936
Shares used to calculate diluted income (loss) per share	68,752			68,752	59,936			66,217
Shares outstanding at end of period	63,944			63,944	62,646			62,646

(a)  Elimination of amortization of stock-based charges of $42 and $2,919 and merger-related charges of $434 and $1,178 in 2003 and 2002, respectively.

(b) Elimination of restructuring charges.

(c)  Elimination of amortization of intangible assets.

(d) Elimination of other income, net.

(e)  Elimination of benefit recognized for deferred tax assets and income tax effect of adjusting entries.

UNITED ONLINE, INC.

Reconciliation of Non-GAAP Financial Data

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Adjusted Operating Income Before Depreciation and Amortization (3)
Operating income (loss)	$18,861	$4,161	$49,493	$(7,250)
Depreciation	1,581	3,054	7,911	15,364
Amortization	3,964	3,798	15,856	17,853
Operating income before depreciation and amortization	24,406	11,013	73,260	25,967
Stock-based charges	—	29	42	2,919
Restructuring and merger-related charges (a)	—	346	219	2,971
Adjusted operating income (loss) before depreciation and amortization	$24,406	$11,388	$73,521	$31,857

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Free Cash Flow (6)
Net cash provided by operating activities	$28,989	$21,322	$83,464	$45,723
Add (deduct):
Cash paid for restructuring and merger-related charges (a)	—	—	1,915	843
Capital expenditures	(3,482)	(2,156)	(8,425)	(3,662)
Free cash flow	$25,507	$19,166	$76,954	$42,904

(a) Represents restructuring and merger-related costs incurred in connection with the merger of Juno and NetZero and the acquisition of certain assets of BlueLight.com.  These costs are primarily attributable to stay bonuses, contract termination fees, write-off of leasehold improvements and employee severance payments.

UNITED ONLINE, INC.

Selected Historical Financial Data and Key Metrics (a)

(in thousands, except per share amounts, number of employees and where noted)

	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003	Mar. 31, 2003	Dec. 31, 2002
Total revenues	$96,948	$88,790	$79,608	$73,819	$65,800
Net income	$24,425	$8,902	$14,594	$6,962	$4,711
Net income per diluted share	$0.35	$0.13	$0.21	$0.10	$0.07
Pay subscribers	2,892	2,720	2,547	2,405	2,176
Active users (in millions)(1)	5.3	5.2	5.2	5.2	5.0
Number of employees at end of period	499	487	461	447	444
Annualized revenue per average employee (8)	$787	$749	$701	$663	$609

(a)          More information on the financial results for these quarters can be found in the company’s filings with the Securities and Exchange Commission.

UNITED ONLINE, INC.

Analysis of Revenue Generating Units (2)

(in thousands)

	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003	Mar. 31, 2003	Dec. 31, 2002
Internet Access Subscriptions	2,890	2,720	2,547	2,405	2,176
Add-on subscriptions:
Accelerated Dial-up Subscriptions	638	412	210	22	—
Other Pay Subscriptions	7	—	—	—	—
Total Revenue Generating Units	3,535	3,132	2,757	2,427	2,176

Total Pay Subscribers (a)	2,892	2,720	2,547	2,405	2,176
Add-on Subscription Penetration (b)	22%	15%	8%	1%	—

(a)   Includes Internet access subscribers and other non-access pay subscribers.

(b)   Percentage of add-on subscription relationships to total pay subscribers.